Exhibit 10.31

AMENDMENT TO THE

ROYAL CARIBBEAN CRUISES LTD. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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  WHEREAS, Royal Caribbean Cruises Ltd. (the “Company”) currently maintains the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, the Compensation Committee has delegated authority to the Administrative Committee (the “Committee”) to make certain amendments; and

WHEREAS, the Committee has determined that it is desirable to amend the Plan to take advantage of transition relief provided by the Internal Revenue Service for changes to deferral elections subject to Internal Revenue Code Section 409A.

NOW, THEREFORE, IT IS RESOLVED that, the Plan is hereby revised, effective December 31, 2007, in the following particulars:

1.	Section 5.1(C) is amended to read as follows:

C.	Change in Time of Payment Prior to Commencement

With respect to deferred amounts that are not subject to Code Section 409A (generally, amounts deferred prior to January 1, 2005), a Participant may elect (on election forms designated by the Company) prior to commencement a timing of payment in lieu of the timing elected pursuant to Section 5.1(B) above provided such election shall not take effect until the date that is one year after the election is made (provided the Participant is an employee on such date).

With respect to deferred amounts that are subject to Code Section 409A (generally, amounts deferred on and after January 1, 2005), a Participant may elect (on election forms designated by the Company) prior to commencement a timing of payment in lieu of the timing elected pursuant to Section 5.1(B) above; provided, however, that:

(i)	payment under such new election shall not be earlier than the date that is five years after the original distribution date; and
(ii)	such election shall not take effect until the date that is one year after the election is made (provided the Participant is an employee on such date); and
(iii)	such election is at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that if any such election is made during the calendar year ending on December 31, 2007, the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

IN WITNESS WHEREOF, this Amendment is being executed as of the 31 day of December, 2007.

ROYAL CARIBBEAN CRUISES LTD.

Attest: /s/ Bradley H. Stein	By: /s/ Maria R. Del Busto
Bradley Stein	Maria R. Del Busto
Vice President, General Counsel/	Vice President and Chief Human
Secretary	Resources Officer

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